OSLH Executive Agreement

Eric Kotch, Eli Feder, Bob Rothenberg and Steven Gormley in their capacities as employees, former employees and creditors (collectively referred to as the “Executives”) are each willing to settle amounts claimed and/or owed to them by OSL Holdings, Inc. (the“Company”). Pursuant to their employment contracts they are entitled to convert amounts owed into common stock at a 70% discount to the market price. Such conversion would result in new shares exceeding a multiple of total shares currently outstanding and authorized. The Executives are surrendering these personal rights and other debt, loans, expenses or advances because they believe it is in the best interest of the Company. These right to convert (hereinafter referred to as “Conversion Rights”) and all other debts, loans, expenses or advances will be relinquished as detailed in paragraph 10 below and in exchange for certain warrants and releases as detailed below

The amounts are as follows

Gormley $56,436

Feder $580,000

Eric Kotch $674,000

Bob Rothenberg $311,871

1.	Each executive will forgive the full balance currently owed or claimed and any other claims for past compensation, loan, debt, expense or advance regardless of whether included in the above amounts.

2.	All employment agreements will be terminated effective as of this agreement and no additional compensation will accrue pursuant to such agreements.

3.	Any employment contract with or compensation paid to any of the Executives within the next 18 months will require a 75% majority board vote.

4.	Any employment contract within the next 18 months with any person that awards more than 2,000,000 shares or derivative securities will require 75% majority board consent

5.	All Executives will enter into a shareholders leakout agreement to be prepared by the Company’s securities counsel to assure legal compliance. The leakout will be on a prorate basis and will cover a minimum number of shares for each Executive.

6.	Each Executive will honor a one year non- compete from the later of the termination of their employment and their resignation or removal from the board of directors.

7.	Executives will receive warrants for the following numbers of shares

●	Feder-7,500,000 shares
●	Kotch- 15,000,000 shares
●	Rothenberg- 10,500,000 shares
●	Gormley- 2,000,000 shares

8.	Warrants will be drafted to provide maximum tax benefits to executives and shall be exercisable upon the earlier of six months or after any three consecutive day weighted average share price exceeds $0.50.

9.	Each Executive’s consent is contingent on consent from all of the Executives and upon Board approval. If such unanimous consent and majority Board approval is not obtained this agreement is null and void and this settlement attempt shall not be construed as evidence of any claim or right or liability or waiver.

10.	All Executives waive any and all claims to past due compensation, expenses, loan repayment or advance repayment from the Company and the Conversion Rights that have accrued prior to or are claimed based on events prior to the date of signing this agreement. Nothing herein shall be construed as to have any effect on any obligations of the Company to family members or affiliates of any Executive that are reflected in the records of the Company.

11.	The Company reaffirms its indemnification of the Executives pursuant to the bylaws and also hereby releases the Executives from any and all claims or liabilities for events up to this date.

Agreed to

Executives & Directors:

Eric Kotch	/s/ Eric Kotch

Steve Gormly	/s/ Steve Gormly

Eli Feder	/s/ Eli Feder

Robert Rothenberg	/s/ Robert Rothenberg